EXHIBIT 10.41

CNS INNOVATION ADVISORY BOARD

CONSULTING AGREEMENT

Jeffrey M. Jonas, M.D.

Dear Dr. Jonas:

Sage Therapeutics, Inc. (“Sage”) would like to engage you to provide services as a member of Sage’s CNS Innovation Advisory Board commencing on November 8, 2022 (the “Effective Date”), under the following terms and conditions (the “Agreement”):

1. Description of Services. You will serve as member of Sage’s CNS Innovation Scientific Advisory Board (the “Scientific Advisory Board”). The Scientific Advisory Board is comprised of a small group of physicians and researchers with expertise in the area of brain and other central nervous system diseases and disorders, including the diagnosis and treatment of such disorders, clinical research in the area, and areas of unmet need (collectively, the “Focus Area”). The primary Sage participants in meetings of the Scientific Advisory Board will be Sage’s Chief Executive Officer, Chief Development Officer, Chief Medical Officer, Senior Vice President, R&D Strategy and Business Management, and Senior Vice President, Medical Affairs. The purpose of the Scientific Advisory Board is to allow Sage’s leadership team to gain insights in the Focus Area that will inform Sage’s development of ongoing and future programs, clinical research activities, life-cycle innovation, efforts to address areas of unmet need, efforts to improve treatment paradigms and access for patients, and potential new areas of interest. As a member of the Scientific Advisory Board, you will use your best efforts to participate in meetings of the Scientific Advisory Board, expected to be held 4 to 5 times per year, and, in between meetings, to be available, on a regular ad hoc reasonable basis for discussions and consulting with the Chief Executive Officer, Chief Innovation Officer and/or Chief Medical Officer of Sage (collectively, the “Services”). During the Term, this Agreement shall be the sole agreement and relationship between the parties with respect to consulting and advisory services provided by you to Sage.

2. Contract Term and Termination. This initial term of this Agreement will commence on the Effective Date and will end on November 8, 2023, and shall thereafter be automatically renewed for successive renewal terms of one calendar year each (the initial term and each applicable renewal term collectively, the “Term”), unless the Term is earlier terminated. The Agreement may be terminated at any time for any reason by either party upon ten (10) days’ prior written notice or upon breach by the other party that is not cured within thirty (30) days of prior written notice from the other party. Upon termination, you shall (i) immediately stop performing the Services, (ii) deliver all Work Product (as defined below) to Sage, and (iii) promptly return all Confidential Information (as defined below) to Sage.

3. Payment of Fees and Expenses. Sage will pay you a retainer in the amount of $10,000 per quarter during the Term for the Services to be provided by you under this Agreement, including your participation in meetings of the Scientific Advisory Board, regular ad hoc discussions and/or consulting with Sage’s Chief Executive Officer, Chief Development Officer, Chief Medical Officer, Senior Vice President, R&D Strategy and Business Management, and Senior Vice President, Medical Affairs, and preparation for such activities. You acknowledge and agree that the retainer to be paid to you represents fair market value for your participation as a member of the Scientific Advisory Board and the other Services to be provided under this Agreement. This Agreement shall not be construed under any circumstances as an inducement or reward for you to promote, recommend, or use any products manufactured or distributed by Sage. Sage will reimburse you for any pre-approved actual expenses reasonably incurred by you in connection with the provision of Services hereunder. In the event you are unable to attend a scheduled meeting or event necessary to the Services, including if cancelled by Sage, for which Sage has provided you with airline tickets, you must promptly return the airline tickets to Sage. In the case of returned airline tickets, you agree to assist Sage in any efforts to obtain any refund available for such tickets.

As additional compensation for the Services, if in connection with your resignation as an employee of Sage (which the parties acknowledge was effective as of the Effective Date) you elect COBRA health continuation coverage (“COBRA”), then Sage will reimburse you for the payments you make for COBRA for a period of up to six (6) months, provided you timely elect and pay for COBRA. COBRA reimbursements shall be made by Sage to you consistent with Sage’s normal expense reimbursement policy, provided that you submit reasonable documentation to Sage substantiating your payments for COBRA.

4. Safety Information Reporting. If, during the performance of the Services you receive notice or become aware of any Safety Information (as defined in Exhibit A) about a Sage product, you must comply with the safety reporting requirements set forth in Exhibit A.

5. Product Complaints. If, during the performance of the Services under this Agreement, you become aware of any Product Complaint (as defined below) of a Sage Product, you shall report such to Sage as soon as reasonably possible but in no event later than one (1) business day to ProductComplaints@sagerx.com. For purposes of this Agreement, “Product Complaint” is defined as any written, electronic, or verbal expression of dissatisfaction regarding the identity, quality, reliability, safety, purity, potency, effectiveness or performance (as applicable for marketed products) of a Sage product after it is released for distribution.

6. Performance of Services; Compliance with Laws. You represent and warrant that you will render Services in a professional manner and in compliance with all applicable laws, rules and regulations, as amended from time to time, and all professional standards applicable to the Services, including but not limited to the Anti-Kickback Statute, the Food, Drug and Cosmetic Act, and relevant regulations, including U.S. Food and Drug Administration (“FDA”) promotional guidelines, the provisions of applicable federal and state transparency and disclosure laws, all national and trans-national anti-bribery and anti-corruptions laws, applicable privacy laws, and the PhRMA Code on Interactions with Healthcare Professionals. Sage will report to relevant government entities information about compensation, expenses, and other payments or transfers of value (including in-kind payments and expense reimbursements) that Sage provides to you as required by law or regulation, and such government entities may make the information public. You agree to provide Sage with any information requested to allow for timely, accurate, and complete reporting.

You represent and warrant that you (i) are not currently under consideration to be, and will notify Sage immediately if you become, excluded or debarred by the FDA in any capacity; (ii) are not suspended or otherwise ineligible to participate in federal healthcare programs or in federal procurement or non-procurement programs by the Office of Inspector General (“OIG”) or the General Services Administration (“GSA”); (iii) if applicable, have a valid state medical license; and (iv) have not been subject to disciplinary action by any healthcare licensing authority. In the event that Sage becomes aware that exclusion, debarment, suspension, or other declaration of ineligibility has been brought or threatened against you, Sage shall have the right to terminate this Agreement immediately.

You acknowledge that Sage may be required to publicly disclose, either directly or through an applicable government agency, information relating to the Services hereunder including, without limitation, the existence and nature of your relationship with Sage, your name, address, contact details, professional identification number and any fees, expenses and other transfers of value provided to you.

7. Compliance with Obligations to Third Parties. You represent and warrant to Sage that the terms of this Agreement and your performance of Services do not and will not conflict with any of your obligations to any third parties, and that, if required, you have disclosed, or will disclose, this Agreement, and have obtained, or will obtain, approval, prior to beginning the Services.

You represent that you have not brought and will not bring with you to Sage or use in the performance of Services any equipment, confidential information or trade secrets of any third party which are not generally available to the public, unless you have obtained written authorization for their possession and use in the performance of Services.

8. Work Product. You hereby transfer and assign, and to the extent cannot presently assign, shall assign, to Sage and/or its designee all ownership and right, title and interest in Work Product. “Work Product” means work product, results, reports, original works of authorship, developments, improvements, ideas, know-how, techniques, methods, processes, research, or documents, whether or not having patent, copyright, trade secret, mask work or any other statutory right associated therewith, that is created or generated in connection with the performance of the Services, and which you may solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the course of the performance of Services. You agree not to make any substantial use of any space, facilities, materials or other resources of any Institution or any other entity of which you are an employee or consultant in the performance of your Services under this Agreement. For sake of clarity, the use of office space and word processors of Institution alone shall not be considered a “substantial use” for the purposes of this paragraph. You shall promptly make full written disclosure of Work Product to Sage and will hold Work Product in trust for the sole right and benefit of Sage. You shall keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Sage at all times. Without limiting the foregoing, all original works of authorship which are made by you (solely or jointly with others) within the scope of this Agreement and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. You warrant that you have and will have the right to transfer and assign to Sage ownership of all works of authorship as a result of their status as “works made for hire” by those individuals engaged by you to render Services for the purposes of the U.S. Copyright Act. You shall execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Sage’s rights as outlined above. In the event that you should fail or refuse to execute such documents within a reasonable time, you appoint Sage as attorney to execute and deliver any such documents on your behalf.

9. Confidentiality & Non-Use. You shall hold all Confidential Information (as defined below) in confidence, shall exercise reasonable precautions to physically protect all Confidential Information, and shall not disclose any Confidential Information to any third party. You shall not use Confidential Information for any purpose except as may be necessary in the ordinary course of performing Services or in connection with your service on the Sage board of directors without the prior written consent of Sage. “Confidential Information” means (a) all Work Product, and (b) all confidential and proprietary data, trade secrets, business plans, and other information of a confidential or proprietary nature, belonging to Sage or its subsidiaries or third parties with whom Sage may have business dealings, disclosed or otherwise made available to you by Sage or on behalf of Sage. You may disclose Confidential Information to a governmental authority or by order of a court of competent jurisdiction only if required and provided that the disclosure is subject to all applicable governmental or judicial protection available for like material, reasonable advance notice is given to Sage, and you reasonably cooperate with Sage in obtaining such order.

You hereby acknowledge that Confidential Information may contain material, non-public information about Sage and hereby agrees that you may not purchase or sell any securities of Sage while in possession of such information.

Upon the termination of this Agreement, or upon the written request by Sage, you shall promptly deliver to Sage all Confidential Information and all copies and embodiments thereof (including notes and abstracts) then in your custody, control or possession, except for those portions of the Confidential

Information that constitutes analyses, compilations, studies or similar documents prepared by or on behalf of you not specifically as part of Services, which shall be destroyed by you. You shall, at the written request of Sage, deliver within five (5) days after the termination of this Agreement or request by Sage, a written statement to Sage certifying to such actions.

10. Sage Property. All documents, data, records, apparatus, equipment and other physical property furnished or made available to you in connection with this Agreement shall be and remain the sole property of Sage and shall be returned promptly to Sage when requested. In any event, you shall return and deliver all such property, including any copies thereof, upon termination or expiration of this Agreement, irrespective of the reason for such termination.

You agree that Sage, and anyone acting on behalf of Sage, may interview, photograph and record you and use, copy, publish, and/or distribute your name, likeness, voice, biographical data and statements in connection with the Services in any media now known or hereafter to become known for the purpose stated in this Agreement, including without limitation for use on its website, in press releases, brochures, offering documents, presentations, reports or other documents in printed or electronic form. Sage may modify and edit such information and may also use the information as often and for as long as necessary without payment of any consideration to you. Sage is not required to provide you the opportunity to review or approve such information or material prior to such use.

11. Publication; Publicity. Work Product may not be published or referred to, in whole or in part, by you without the prior express written consent of Sage. You shall not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Sage or its subsidiaries for publicity, promotion, or similar uses without Sage’s prior written consent.

12. Independent Contractor Relationship. Nothing contained in this Agreement shall be deemed to constitute you an employee of Sage, it being the intent of the parties to establish an independent contractor relationship, nor shall you have authority to bind Sage in any manner whatsoever by reason of this Agreement. You shall at all times while on Sage premises observe all security and safety policies of Sage. You shall bear sole responsibility for paying and reporting your own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and you shall indemnify and hold Sage harmless from and against any liability with respect thereto.

13. Conflict of Interest. You represent and warrant that you have no outstanding agreement or obligation (regardless of whether in written form) that is in conflict with any of the provisions of this Agreement, or that would preclude you from fully complying with the provisions hereof, and further certify that you will not enter into such conflicting agreement during the term of this Agreement. You will advise Sage at such time as any activity of either Sage or another business presents you with a conflict of interest or the appearance of a conflict of interest. You will take whatever action is requested by Sage to resolve any conflict or appearance of conflict which Sage finds to exist. You further represent and warrant that you have full power and authority to enter into this Agreement and perform the obligations hereunder.

14. Notices. Any notice given under this Agreement shall be deemed delivered when delivered by hand, by certified mail, or by air courier to the parties at their respective addresses set forth above or at such other address as either party may provide to the other in writing from time to time.

15. Assignment. The rights and obligations of the parties hereunder shall inure to the benefit of and be binding upon their respective successors and assigns. This Agreement may not be assigned by you, and your obligations under this Agreement may not be subcontracted or delegated by you, without the prior written consent of Sage. For clarity, this Agreement may be assigned by Sage with prompt notice of such assignment to you.

You acknowledge that Sage may not have adequate remedy at law in the event you breach the terms of this Agreement. In addition to any other rights it may have, Sage shall have the right to seek in any court of competent jurisdiction injunctive or other relief to restrain any breach or threatened breach of this Agreement.

16. Survival. Any termination of this Agreement shall be without prejudice to any obligation of either party that shall have accrued and then be owing prior to termination. Sections 6 through 17 of this Agreement shall survive any termination of this Agreement.

17. Prior Agreements; Governing Law; Severability; Amendment. This Agreement, including all Exhibits and Schedules hereto, embodies the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous agreements with respect to the subject matter of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction, and you submit to the jurisdiction and agree to the proper venue of all state and federal courts located within the Commonwealth of Massachusetts. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included in this Agreement. This Agreement may not be amended, and its terms may not be waived, except pursuant to a written amendment or waiver signed by both parties.

IN WITNESS WHEREOF, the parties enter into this Agreement as of the Effective Date.

Jeffrey M. Jonas, M.D. /s/ Jeffrey M. Jonas, M.D. Name: Jeffrey M. Jonas, M.D.	SAGE THERAPEUTICS, INC. /s/ Erin Lanciani Name: Erin Lanciani Address: 215 First Street Cambridge, MA 02142

EXHIBIT A

SAFETY INFORMATION REPORTING